Exhibit 99.1

Brookdale Announces Second Quarter 2022 Results

Nashville, Tenn., August 8, 2022 - Brookdale Senior Living Inc. (NYSE: BKD) ("Brookdale" or the "Company") announced results for the quarter ended June 30, 2022.

HIGHLIGHTS

•Second quarter consolidated revenue per available unit (RevPAR) increased 10.3% year-over-year.
•Second quarter consolidated weighted average occupancy increased 410 basis points year-over-year.
•Sequentially, net hires were more than 2.5 times higher and the use of contract labor decreased.
•The Company accepted approximately $60.0 million in Phase 4 Provider Relief Fund grants on August 5, 2022.

“For the second quarter, we were pleased to have outperformed the industry in sequential occupancy growth,” said Lucinda (“Cindy”) Baier, Brookdale’s President and CEO. “With our strong occupancy performance, we continue to make significant progress toward accelerating our recovery, even as we continue to navigate the challenging labor environment. To that end, I’m also pleased with the progress we have made in our net hire initiative, which has increased our workforce by 10% since the start of the year. We recently received Phase 4 Provider Relief Fund grants and have updated our guidance to reflect this income and our labor expectations. I want to thank our team members for their extraordinary efforts and dedication to help our residents live their best lives. With greater demographic demand and lower new supply, I’m very excited about the compelling growth trajectory for Brookdale.”

SUMMARY OF SECOND QUARTER RESULTS

Same Community Senior Housing (Independent Living (IL), Assisted Living and Memory Care (AL/MC), and CCRCs)

The table below presents a summary of operating results and metrics of the Company's same community senior housing portfolio.(1)

			Year-Over-Year Increase / (Decrease)			Sequential Increase / (Decrease)
($ in millions, except RevPAR and RevPOR)	2Q 2022	2Q 2021	Amount	Percent	1Q 2022	Amount	Percent
Senior housing resident fee revenue	$617.7	$559.7	$58.0	10.4%	$612.6	$5.1	0.8%
Senior housing facility operating expense	$492.9	$440.9	$52.0	11.8%	$491.3	$1.6	0.3%
RevPAR	$4,070	$3,688	$382	10.4%	$4,036	$34	0.8%
Weighted average occupancy	74.6%	70.4%	420 bps	n/a	73.4%	120 bps	n/a
RevPOR	$5,456	$5,236	$220	4.2%	$5,498	$(42)	(0.8)%

(1)    The same community senior housing portfolio includes operating results and data for 633 communities consolidated and operational for the full period in both comparison years. Consolidated communities excluded from the same community portfolio include communities acquired or disposed of since the beginning of the prior year, communities classified as assets held for sale, certain communities planned for disposition, certain communities that have undergone or are undergoing expansion, redevelopment, and repositioning projects, and certain communities that have experienced a casualty event that significantly impacts their operations. To aid in comparability, same community operating results exclude natural disaster expense.

•Resident fees.
•2Q 2022 vs 2Q 2021:
◦Same community resident fees increased due to the increases in occupancy and RevPOR.
◦The increase in occupancy primarily reflects the impact of the Company's execution on key initiatives to rebuild occupancy lost due to the COVID-19 pandemic.
◦The increase in RevPOR was primarily the result of in-place rate increases.
•2Q 2022 vs 1Q 2022:
◦Same community resident fees increased due to the increase in occupancy, partially offset by lower RevPOR due to discounting and lower resident acuity.
◦Same community weighted average occupancy increased 120 basis points, representing the Company's best second quarter sequential occupancy growth in more than ten years.

•Facility operating expense.
•2Q 2022 vs 2Q 2021:
◦The increase was primarily due to higher labor expense primarily resulting from an increase in the use of contract labor and overtime as well as merit and market wage rate adjustments.
◦An increase in food costs due to increased occupancy and higher prices during the period and an increase in repairs and maintenance costs also contributed to the increase in same community facility operating expense.
•2Q 2022 vs 1Q 2022:
◦The increase in same community facility operating expense was primarily due to an increase in food costs resulting from increased occupancy and higher prices during the period, as well as an increase in marketing costs due to seasonal spending.
◦Same community labor expense was nearly flat sequentially as increases in costs from hours worked by associates, recent wage rate adjustments, and an additional day of expense during the second quarter of 2022 were offset by a decreased use of contract labor and a moderation of COVID-19 related labor costs.
•The Company's same community senior housing portfolio incurred $1.9 million, $10.0 million, and $8.3 million of incremental direct costs during the second quarter of 2022, first quarter of 2022, and second quarter of 2021, respectively, to respond to the COVID-19 pandemic.

Consolidated

The table below presents a summary of consolidated operating results.

			Year-Over-Year Increase / (Decrease)			Sequential Increase / (Decrease)
($ in millions, except RevPAR and RevPOR)	2Q 2022	2Q 2021	Amount	Percent	1Q 2022	Amount	Percent
Senior housing resident fee revenue	$640.4	$586.7	$53.7	9.2%	$637.0	$3.4	0.5%
Health Care Services resident fee revenue (2)	—	87.3	(87.3)	n/a	—	—	n/a
Total resident fee revenue	640.4	674.0	(33.6)	(5.0)%	637.0	3.4	0.5%
Management fee revenue	3.3	5.0	(1.7)	(34.0)%	3.3	—	—
Other operating income	8.4	1.3	7.1	NM	0.4	8.0	NM
Senior housing facility operating expense	513.7	466.4	47.3	10.1%	512.8	0.9	0.2%
Health Care Services facility operating expense (2)	—	84.4	(84.4)	n/a	—	—	n/a
Total facility operating expense	513.7	550.8	(37.1)	(6.7)%	512.8	0.9	0.2%
General and administrative expense	41.8	52.4	(10.6)	(20.2)%	45.1	(3.3)	(7.3)%
Net income (loss)	(84.3)	(83.6)	0.7	0.8%	(100.0)	(15.7)	(15.7)%
Adjusted EBITDA (3)	50.7	33.1	17.6	53.2%	37.2	13.5	36.3%

RevPAR	$4,071	$3,692	$379	10.3%	$4,032	$39	1.0%
Weighted average occupancy	74.6%	70.5%	410 bps	n/a	73.4%	120 bps	n/a
RevPOR	$5,459	$5,237	$222	4.2%	$5,493	$(34)	(0.6)%

(2)    The Company sold 80% of its equity in its Health Care Services segment (the "HCS Sale") on July 1, 2021. For periods beginning July 1, 2021, the results and financial position of the Health Care Services segment were deconsolidated from the Company's consolidated financial statements.
(3)    Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. See "Reconciliations of Non-GAAP Financial Measures" for the Company's definition of such measure, reconciliations to the most comparable GAAP financial measure, and other important information regarding the use of the Company's non-GAAP financial measures.

•Senior housing resident fee revenue.
•The changes in senior housing resident fee revenue were primarily due to the same community operating results discussed above.
•The disposition of nine communities through sales of owned communities and lease terminations since the beginning of the second quarter of 2021 resulted in $5.8 million less in resident fees during the second quarter of 2022 compared to the second quarter of 2021.
•The disposition of five communities since the beginning of the first quarter of 2022 resulted in $1.8 million less in resident fees during the second quarter of 2022 compared to the first quarter of 2022.

The table below sets forth the Company's recent consolidated occupancy trend.

2021	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
Weighted average	70.0%	69.4%	69.4%	69.9%	70.5%	71.2%	72.0%	72.5%	73.0%	73.3%	73.5%	73.6%
Month end	70.4%	70.1%	70.6%	71.1%	71.6%	72.6%	73.3%	73.7%	74.2%	74.5%	74.3%	74.5%

2022	Jan	Feb	Mar	Apr	May	Jun	Jul
Weighted average	73.4%	73.3%	73.6%	73.9%	74.6%	75.2%	75.9%
Month end	74.2%	74.4%	75.0%	75.3%	76.2%	76.6%	77.1%

•Other operating income. The Company recognized $8.4 million of government grants and employee retention credits as other operating income during the second quarter of 2022, compared to $0.4 million of government grants during the first quarter of 2022 and $1.3 million of government grants and credits during the second quarter of 2021.

•Senior housing facility operating expense.
•The changes in senior housing facility operating expense were primarily due to the same community operating results discussed above.
•The disposition of nine communities resulted in $5.8 million less in facility operating expenses during the second quarter of 2022 compared to the second quarter of 2021.
•The disposition of five communities resulted in $1.8 million less in facility operating expenses during the second quarter of 2022 compared to the first quarter of 2022.

•Net income (loss).
•2Q 2022 vs 2Q 2021: The increase in net loss was primarily attributable to a decrease in equity in earnings of unconsolidated ventures compared to the prior year period. The increase was partially offset by a decrease in general and administrative expense primarily attributable to a decrease in compensation costs primarily as a result of reductions in the Company's corporate headcount related to the HCS Sale and in estimated incentive compensation costs compared to the prior year period as well as the net impact of the revenue, other operating income, and facility operating expense factors previously discussed.
•2Q 2022 vs 1Q 2022: The decrease in net loss was primarily attributable to the net impact of the revenue, other operating income, and facility operating expense previously discussed and decreases in asset impairment expense and general and administrative expense as a result of a decrease in estimated incentive compensation costs compared to the prior period.

•Adjusted EBITDA.
•2Q 2022 vs 2Q 2021: The increase in Adjusted EBITDA was primarily attributable to the increases in senior housing resident fee revenue and other operating income and the decrease in general and administrative expense due to a decrease in compensation costs primarily as a result of reductions in the Company's corporate headcount related to the HCS Sale and in estimated incentive compensation costs compared to the prior year period. These items were partially offset by the increase in senior housing facility operating expense.
•2Q 2022 vs 1Q 2022: The increase in Adjusted EBITDA was primarily attributable to the increases in other operating income and resident fee revenue and the decrease in general and administrative expense, partially offset by the increase in facility operating expense.

LIQUIDITY

The table below presents a summary of the Company’s net cash provided by (used in) operating activities, non-development capital expenditures, net, and Adjusted Free Cash Flow.

			Year-Over-Year Increase / (Decrease)			Sequential Increase / (Decrease)
($ in millions)	2Q 2022	2Q 2021	Amount	Percent	1Q 2022	Amount	Percent
Net cash provided by (used in) operating activities	$11.6	$3.4	$8.2	NM	$(23.3)	$34.9	NM
Non-development capital expenditures, net	45.7	35.8	9.9	27.7%	39.3	6.4	16.3%
Adjusted Free Cash Flow (4)	(48.5)	(54.7)	6.2	11.3%	(53.5)	5.0	9.3%

(4)    Adjusted Free Cash Flow is a financial measure that is not calculated in accordance with GAAP. See "Reconciliations of Non-GAAP Financial Measures" for the Company's definition of such measure, reconciliations to the most comparable GAAP financial measure and other important information regarding the use of the Company's non-GAAP financial measures.

•Net cash provided by (used in) operating activities.
•2Q 2022 vs 2Q 2021: The increase in net cash provided by operating activities was primarily attributable to an increase in same community revenue and a decrease in general and administrative expense compared to the prior year period. These changes were partially offset by an increase in same community facility operating expense and a decrease in distributions from unconsolidated ventures compared to the prior year period.
•2Q 2022 vs 1Q 2022: The change in net cash provided by (used in) operating activities was primarily attributable to a decrease in insurance premium payments due to the timing of annual payments, an increase in same community revenue, and an increase in government grants received compared to the prior period.

•Non-development capital expenditures, net. The increase in non-development capital expenditures, net was primarily attributable to increased investment in the Company's communities due to unit upgrades as the Company increases move-ins and routine maintenance expenditures.

•Adjusted Free Cash Flow.
•2Q 2022 vs 2Q 2021: The $6.2 million change in Adjusted Free Cash Flow was primarily attributable to the increase in net cash provided by operating activities, excluding a decrease in distributions from unconsolidated ventures compared to the prior year period. The change was partially offset by the increase in non-development capital expenditures, net compared to the prior year period.
•2Q 2022 vs 1Q 2022: The $5.0 million change in Adjusted Free Cash Flow was primarily attributable to the change in net cash provided by (used in) operating activities, excluding $22.0 million of changes in prepaid insurance premiums financed with notes payable. The change was partially offset by the increase in non-development capital expenditures, net compared to the prior period.

•Total Liquidity.
•Total liquidity of $411.7 million as of June 30, 2022 included $238.8 million of unrestricted cash and cash equivalents, $165.5 million of marketable securities, and $7.4 million of availability on the Company's secured credit facility. Total liquidity as of June 30, 2022 decreased $64.2 million from March 31, 2022, primarily attributable to negative $48.5 million of Adjusted Free Cash Flow, $9.6 million of payments of mortgage debt, and $6.0 million of cash paid for the acquisition of a previously leased community.
•On August 5, 2022, the Company accepted approximately $60.0 million of Phase 4 grants from the general distribution of the Public Health and Social Services Emergency Fund ("Provider Relief Fund") administered by the U.S. Department of Health and Human Services ("HHS"), under which grants have been made available to eligible healthcare providers for healthcare related expenses or lost revenues attributable to COVID-19. The Company expects to recognize the Phase 4 grants in income during the third quarter of 2022.

2022 OUTLOOK

The Company updated its full year 2022 Adjusted EBITDA guidance to include approximately $60.0 million in Phase 4 Provider Relief Fund grants accepted on August 5, 2022, which it expects to recognize in income during the third quarter of 2022, and to incorporate year-to-date results and revised expectations for the remainder of 2022. The Company maintains its full year 2022 RevPAR growth guidance.

Full Year 2022 Guidance
RevPAR growth	10% - 12%
Adjusted EBITDA	$270 million - $290 million

This guidance excludes the potential impact of any future acquisition or disposition activity. Reconciliation of the non-GAAP financial measure included in the foregoing guidance to the most comparable GAAP financial measure is not available without unreasonable effort due to the inherent difficulty in forecasting the timing or amounts of items required to reconcile Adjusted EBITDA from the Company's net income (loss). Variability in the timing or amounts of items required to reconcile the measure may have a significant impact on the Company's future GAAP results.

SUPPLEMENTAL INFORMATION

The Company will post on its website at www.brookdaleinvestors.com supplemental information relating to the Company's second quarter 2022 results, an updated investor presentation, and a copy of this earnings release. The supplemental information and a copy of this earnings release will also be furnished in a Form 8-K to be filed with the SEC.

EARNINGS CONFERENCE CALL

Brookdale's management will conduct a conference call to discuss the financial results for the second quarter 2022 on August 9, 2022 at 9:00 AM ET. The conference call can be accessed by dialing (844) 200-6205 (from within the U.S.) or (929) 526-1599 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing the access code "332634".

A webcast of the conference call will be available to the public on a listen-only basis at www.brookdaleinvestors.com. Please allow extra time before the call to download the necessary software required to listen to the internet broadcast. A replay of the webcast will be available through the website following the call.

For those who cannot listen to the live call, a replay of the webcast will be available until 11:59 PM ET on August 16, 2022 by dialing (866) 813-9403 (from within the U.S.) or +44 (204) 525-0658 (from outside of the U.S.) and referencing access code "027713".

ABOUT BROOKDALE SENIOR LIVING

Brookdale Senior Living Inc. is the nation’s premier operator of senior living communities. The Company is committed to its mission of enriching the lives of the people it serves with compassion, respect, excellence, and integrity. The Company operates independent living, assisted living, memory care, and continuing care retirement communities. Through its comprehensive network, Brookdale helps to provide seniors with care and services in an environment that feels like home. The Company’s expertise in healthcare, hospitality, and real estate provides residents with opportunities to improve wellness, pursue passions and stay connected with friends and loved ones. Brookdale operates and manages 674 communities in 41 states as of June 30, 2022, with the ability to serve more than 60,000 residents. Brookdale's stock trades on the New York Stock Exchange under the ticker symbol BKD. For more information, visit brookdale.com or connect with Brookdale on Facebook at facebook.com/brookdaleseniorliving or Twitter at twitter.com/brookdaleliving.

DEFINITIONS OF REVPAR AND REVPOR

RevPAR, or average monthly senior housing resident fee revenue per available unit, is defined by the Company as resident fee revenue for the corresponding portfolio for the period (excluding revenue from the former Health Care Services segment, revenue for private duty services provided to seniors living outside of the Company's communities, and entrance fee amortization), divided by the weighted average number of available units in the corresponding portfolio for the period, divided by the number of months in the period.

RevPOR, or average monthly senior housing resident fee revenue per occupied unit, is defined by the Company as resident fee revenue for the corresponding portfolio for the period (excluding revenue from the former Health Care Services segment, revenue for private duty services provided to seniors living outside of the Company's communities, and entrance fee amortization), divided by the weighted average number of occupied units in the corresponding portfolio for the period, divided by the number of months in the period.

SAFE HARBOR

Certain statements in this press release and the associated earnings call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding the Company's intent, belief or expectations. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "could," "would," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "believe," "project," "predict," "continue," "plan," "target," or other similar words or expressions. These forward-looking statements are based on certain assumptions and expectations, and the Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although the Company believes that expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its assumptions or expectations will be attained and actual results and performance could differ materially from those projected. Factors which could have a material adverse effect on the Company's operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, the impacts of the COVID-19 pandemic, including the response efforts of federal, state, and local government authorities, businesses, individuals, and the Company on the Company's business, results of operations, cash flow, revenue, expenses, liquidity, and its strategic initiatives, including plans for future growth, which will depend on many factors, some of which cannot be foreseen, including the duration, severity, and breadth of the pandemic and any resurgence or variants of the disease, the impact of COVID-19 on the nation’s economy and debt and equity markets and the local economies in the Company's markets, the development, availability, utilization, and efficacy of COVID-19 testing, therapeutic agents, and vaccines and the prioritization of such resources among businesses and demographic groups, government financial and regulatory relief efforts that may become available to business and individuals, including the Company's ability to qualify for and satisfy the terms and conditions of financial relief, perceptions regarding the safety of senior living communities during and after the pandemic, changes in demand for senior living communities and the Company's ability to adapt its sales and marketing efforts to meet that demand, the impact of COVID-19 on the Company's residents’ and their families’ ability to afford its resident fees, including due to changes in unemployment rates, consumer confidence, housing markets, and equity markets caused by COVID-19, changes in the acuity levels of the Company's new residents, the disproportionate impact of COVID-19 on seniors generally and those residing in the Company's communities, the duration and costs of the Company's response efforts, including increased equipment, supplies, labor, litigation, testing, vaccination clinic, health plan, and other expenses, potentially greater use of contract labor and overtime due to COVID-19 and general labor market conditions, the impact of COVID-19 on the Company's ability to complete financings and refinancings of various assets, or other transactions or to generate sufficient cash flow to cover required debt, interest, and lease payments and to satisfy financial and other covenants in its debt and lease documents, increased regulatory requirements, including the costs of unfunded, mandatory testing of residents and associates and provision of test kits to the Company's health plan participants, increased enforcement actions resulting from COVID-19, government action that may limit the Company's collection or discharge efforts for delinquent accounts, and the frequency and magnitude of legal actions and liability claims that may arise due to COVID-19 or the Company's response efforts; events which adversely affect the ability of seniors to afford resident fees, including downturns in the economy, housing market, consumer confidence, or the equity markets and unemployment among resident family members; changes in reimbursement rates, methods, or timing under governmental reimbursement programs including the Medicare and Medicaid programs; the effects of senior housing construction and development, lower industry occupancy (including due to the pandemic), and increased competition; conditions of housing markets, regulatory changes, acts of nature, and the effects of climate change in geographic areas where the Company is concentrated; terminations of the Company's resident agreements and vacancies in the living spaces it leases, including due to the pandemic; failure to maintain the security and functionality of the Company's information systems, to prevent a cybersecurity attack or breach, or to comply with applicable privacy and consumer protection laws, including HIPAA; the Company's ability to complete its capital expenditures in accordance with its plans; the Company's ability to identify and pursue development, investment, and acquisition opportunities and its ability to successfully integrate acquisitions; competition for the acquisition of assets; the Company's ability to complete pending or expected disposition, acquisition, or other transactions on agreed upon terms or at all, including in respect of the satisfaction of closing conditions, the risk that regulatory approvals are not obtained or are subject to unanticipated conditions, and uncertainties as to the timing of closing, and the Company's ability to identify and pursue any such opportunities in the future; risks related to the implementation of the Company's strategy, including initiatives undertaken to execute on the Company's strategic priorities and their effect on its results; limits on the Company's ability to use net operating loss carryovers to reduce future tax payments; delays in obtaining regulatory approvals; disruptions in the financial markets or decreases in the appraised values or performance of the Company's communities that affect the Company's ability to obtain financing or extend or refinance debt as it matures and the Company's financing costs; the Company's ability to generate sufficient cash flow to cover required interest, principal, and long-term lease payments and to fund its planned capital projects; the effect of the Company's non-compliance with any of its debt or lease agreements (including the financial covenants contained therein), including the risk of lenders or lessors declaring a cross default in the event of the Company's non-compliance with any such agreements and the risk of loss of the Company's property securing leases and indebtedness due to any resulting lease terminations and foreclosure actions; the effect of the Company's indebtedness and long-term leases on the Company's liquidity and its ability to operate its business; increases in market interest rates that increase the costs of the Company's debt obligations; the Company's ability to obtain additional capital on terms acceptable to it; departures of key officers and potential disruption caused by changes in management; increased competition for, or a shortage of, associates (including due to the pandemic or general labor market conditions), wage pressures resulting from increased competition, low unemployment levels, minimum wage increases and changes in overtime laws, and union activity; environmental contamination at any of the Company's communities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against the Company, including putative class action complaints; the cost and difficulty of complying with increasing and evolving regulation; costs to respond to, and adverse determinations resulting from, government reviews, audits and investigations; changes in, or its failure to comply with, employment-related laws and regulations; unanticipated costs to comply with legislative or regulatory developments; the risks associated with current global economic conditions and general economic factors such as inflation, the consumer price index, commodity costs, fuel and other energy costs, competition in the labor market, costs of salaries, wages, benefits, and insurance, interest rates, and tax rates; the impact of seasonal contagious illness or an outbreak of COVID-19 or other contagious disease in the markets in which the Company operates; actions of activist stockholders, including a proxy contest; as well as other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission, including those set forth in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect management's views as of the date of this press release and/or associated earnings call. The Company cannot guarantee future results, levels of activity, performance or achievements, and, except as required by law, it expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained in this press release and/or associated earnings call to reflect any change in the Company's expectations with regard thereto or change in events, conditions, or circumstances on which any statement is based.

Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2022	2021	2022	2021
Revenue
Resident fees	$640,388	$673,978	$1,277,362	$1,338,328
Management fees	3,329	4,998	6,658	13,564
Reimbursed costs incurred on behalf of managed communities	37,388	43,008	74,529	108,802
Other operating income	8,411	1,308	8,787	12,043
Total revenue and other operating income	689,516	723,292	1,367,336	1,472,737

Expense
Facility operating expense (excluding facility depreciation and amortization of $80,944, $77,921, $160,876, and $155,195 respectively)	513,664	550,846	1,026,428	1,107,158
General and administrative expense (including non-cash stock-based compensation expense of $3,619, $4,527, $7,504, and $9,310 respectively)	41,752	52,400	86,878	102,343
Facility operating lease expense	41,538	43,864	83,102	88,282
Depreciation and amortization	86,623	83,591	172,307	167,482
Asset impairment	2,599	2,078	11,674	12,755
Costs incurred on behalf of managed communities	37,388	43,008	74,529	108,802
Total operating expense	723,564	775,787	1,454,918	1,586,822
Income (loss) from operations	(34,048)	(52,495)	(87,582)	(114,085)

Interest income	778	341	873	762
Interest expense:
Debt	(35,693)	(35,425)	(68,850)	(70,776)
Financing lease obligations	(11,994)	(11,492)	(24,052)	(22,875)
Amortization of deferred financing costs	(1,520)	(1,907)	(3,062)	(3,822)
Change in fair value of derivatives	973	(233)	4,376	(191)
Equity in earnings (loss) of unconsolidated ventures	(2,439)	13,946	(7,333)	13,415
Gain (loss) on sale of assets, net	961	(79)	667	1,033
Other non-operating income (loss)	(111)	2,948	(138)	4,592
Income (loss) before income taxes	(83,093)	(84,396)	(185,101)	(191,947)
Benefit (provision) for income taxes	(1,190)	792	786	40
Net income (loss)	(84,283)	(83,604)	(184,315)	(191,907)
Net (income) loss attributable to noncontrolling interest	(135)	19	(116)	37
Net income (loss) attributable to Brookdale Senior Living Inc. common stockholders	$(84,418)	$(83,585)	$(184,431)	$(191,870)

Basic and diluted net income (loss) per share attributable to Brookdale Senior Living Inc. common stockholders	$(0.45)	$(0.45)	$(0.99)	$(1.04)

Weighted average shares used in computing basic and diluted net income (loss) per share	186,761	185,182	186,341	184,600

Condensed Consolidated Balance Sheets

(in thousands)	June 30, 2022	December 31, 2021
Cash and cash equivalents	$238,757	$347,031
Marketable securities	165,481	182,393
Restricted cash	29,946	26,845
Accounts receivable, net	49,544	51,137
Assets held for sale	—	3,642
Prepaid expenses and other current assets, net	103,738	87,946
Total current assets	587,466	698,994
Property, plant and equipment and leasehold intangibles, net	4,839,643	4,904,292
Operating lease right-of-use assets	572,191	630,423
Other assets, net	168,996	176,758
Total assets	$6,168,296	$6,410,467

Current portion of long-term debt	$268,341	$63,125
Current portion of financing lease obligations	22,996	22,151
Current portion of operating lease obligations	154,455	148,642
Other current liabilities	408,221	398,036
Total current liabilities	854,013	631,954
Long-term debt, less current portion	3,565,819	3,778,087
Financing lease obligations, less current portion	526,601	532,136
Operating lease obligations, less current portion	620,035	681,876
Other liabilities	83,261	86,791
Total liabilities	5,649,729	5,710,844
Total Brookdale Senior Living Inc. stockholders' equity	516,230	697,402
Noncontrolling interest	2,337	2,221
Total equity	518,567	699,623
Total liabilities and equity	$6,168,296	$6,410,467

Condensed Consolidated Statements of Cash Flows

	Six Months Ended June 30,
(in thousands)	2022	2021
Cash Flows from Operating Activities
Net income (loss)	$(184,315)	$(191,907)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization, net	175,369	171,304
Asset impairment	11,674	12,755
Equity in (earnings) loss of unconsolidated ventures	7,333	(13,415)
Distributions from unconsolidated ventures from cumulative share of net earnings	561	5,355
Amortization of entrance fees	(1,267)	(876)
Proceeds from deferred entrance fee revenue	1,959	2,298
Deferred income tax (benefit) provision	(1,438)	(704)
Operating lease expense adjustment	(16,615)	(9,990)
Change in fair value of derivatives	(4,376)	191
Loss (gain) on sale of assets, net	(667)	(1,033)
Non-cash stock-based compensation expense	7,504	9,310
Other	(181)	(4,007)
Changes in operating assets and liabilities:
Accounts receivable, net	1,592	(1,267)
Prepaid expenses and other assets, net	(5,550)	1,605
Prepaid insurance premiums financed with notes payable	(11,252)	(8,785)
Trade accounts payable and accrued expenses	(822)	2,131
Refundable fees and deferred revenue	3,956	(8,918)
Operating lease assets and liabilities for lessor capital expenditure reimbursements	4,857	15,506
Net cash provided by (used in) operating activities	(11,678)	(20,447)
Cash Flows from Investing Activities
Change in lease security deposits and lease acquisition deposits, net	155	(75)
Purchase of marketable securities	(205,373)	(119,914)
Sale and maturities of marketable securities	222,500	192,995
Capital expenditures, net of related payables	(96,851)	(79,538)
Acquisition of assets	(6,004)	—
Investment in unconsolidated ventures	(167)	(5,359)
Proceeds from sale of assets, net	5,739	9,646
Net cash provided by (used in) investing activities	(80,001)	(2,245)
Cash Flows from Financing Activities
Proceeds from debt	29,302	21,022
Repayment of debt and financing lease obligations	(43,084)	(72,970)
Payment of financing costs, net of related payables	(116)	(172)
Payments of employee taxes for withheld shares	(4,195)	(4,444)
Other	—	10
Net cash provided by (used in) financing activities	(18,093)	(56,554)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(109,772)	(79,246)
Cash, cash equivalents, and restricted cash at beginning of period	438,314	465,148
Cash, cash equivalents, and restricted cash at end of period	$328,542	$385,902

Non-GAAP Financial Measures

This earnings release contains the financial measures Adjusted EBITDA and Adjusted Free Cash Flow, which are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP"). Presentations of these non-GAAP financial measures are intended to aid investors in better understanding the factors and trends affecting the Company’s performance and liquidity. However, investors should not consider these non-GAAP financial measures as a substitute for financial measures determined in accordance with GAAP, including net income (loss), income (loss) from operations, or net cash provided by (used in) operating activities. The Company cautions investors that amounts presented in accordance with the Company’s definitions of these non-GAAP financial measures may not be comparable to similar measures disclosed by other companies because not all companies calculate non-GAAP measures in the same manner. The Company urges investors to review the following reconciliations of these non-GAAP financial measures from the most comparable financial measures determined in accordance with GAAP.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP performance measure that the Company defines as net income (loss) excluding: benefit/provision for income taxes, non-operating income/expense items, and depreciation and amortization; and further adjusted to exclude income/expense associated with non-cash, non-operational, transactional, cost reduction, or organizational restructuring items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods. For the periods presented herein, such other items include non-cash impairment charges, gain/loss on facility operating lease termination, operating lease expense adjustment, non-cash stock-based compensation expense, and transaction and organizational restructuring costs. Transaction costs include those directly related to acquisition, disposition, financing, and leasing activity, and are primarily comprised of legal, finance, consulting, professional fees, and other third-party costs. Organizational restructuring costs include those related to the Company’s efforts to reduce general and administrative expense and its senior leadership changes, including severance.

The Company believes that presentation of Adjusted EBITDA as a performance measure is useful to investors because (i) it is one of the metrics used by the Company’s management for budgeting and other planning purposes, to review the Company’s historic and prospective core operating performance, and to make day-to-day operating decisions; (ii) it provides an assessment of operational factors that management can impact in the short-term, namely revenues and the controllable cost structure of the organization, by eliminating items related to the Company’s financing and capital structure and other items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods; and (iii) the Company believes that this measure is used by research analysts and investors to evaluate the Company’s operating results and to value companies in its industry.

Adjusted EBITDA has material limitations as a performance measure, including: (i) excluded interest and income tax are necessary to operate the Company’s business under its current financing and capital structure; (ii) excluded depreciation, amortization and impairment charges may represent the wear and tear and/or reduction in value of the Company’s communities, goodwill, and other assets and may be indicative of future needs for capital expenditures; and (iii) the Company may incur income/expense similar to those for which adjustments are made, such as gain/loss on sale of assets, facility operating lease termination, or debt modification and extinguishment, non-cash stock-based compensation expense, and transaction and other costs, and such income/expense may significantly affect the Company’s operating results.

The table below reconciles the Company's Adjusted EBITDA from net income (loss).

	Three Months Ended			Six Months Ended
(in thousands)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022
Net income (loss)	$(84,283)	$(100,032)	$(83,604)	$(184,315)
Provision (benefit) for income taxes	1,190	(1,976)	(792)	(786)
Equity in (earnings) loss of unconsolidated ventures	2,439	4,894	(13,946)	7,333
Loss (gain) on sale of assets, net	(961)	294	79	(667)
Other non-operating (income) loss	111	27	(2,948)	138
Interest expense	48,234	43,354	49,057	91,588
Interest income	(778)	(95)	(341)	(873)
Income (loss) from operations	(34,048)	(53,534)	(52,495)	(87,582)
Depreciation and amortization	86,623	85,684	83,591	172,307
Asset impairment	2,599	9,075	2,078	11,674
Operating lease expense adjustment	(8,308)	(8,307)	(5,326)	(16,615)
Non-cash stock-based compensation expense	3,619	3,885	4,527	7,504
Transaction and organizational restructuring costs	229	373	689	602
Adjusted EBITDA(5)	$50,714	$37,176	$33,064	$87,890

(5)    Adjusted EBITDA includes an $8.4 million, $0.4 million, $1.3 million, and $8.8 million benefit for the three months ended June 30, 2022, March 31, 2022, and June 30, 2021, and six months ended June 30, 2022, respectively, of government grants and credits recognized in other operating income.

Adjusted Free Cash Flow

Adjusted Free Cash Flow is a non-GAAP liquidity measure that the Company defines as net cash provided by (used in) operating activities before: distributions from unconsolidated ventures from cumulative share of net earnings, changes in prepaid insurance premiums financed with notes payable, changes in operating lease assets and liabilities for lease termination, cash paid/received for gain/loss on facility operating lease termination, and lessor capital expenditure reimbursements under operating leases; plus: property insurance proceeds and proceeds from refundable entrance fees, net of refunds; less: non-development capital expenditures and payment of financing lease obligations. Non-development capital expenditures are comprised of corporate and community-level capital expenditures, including those related to maintenance, renovations, upgrades, and other major building infrastructure projects for the Company’s communities and is presented net of lessor reimbursements. Non-development capital expenditures do not include capital expenditures for: community expansions, major community redevelopment and repositioning projects, and the development of new communities.

The Company believes that presentation of Adjusted Free Cash Flow as a liquidity measure is useful to investors because (i) it is one of the metrics used by the Company’s management for budgeting and other planning purposes, to review the Company’s historic and prospective sources of operating liquidity, and to review the Company’s ability to service its outstanding indebtedness, pay dividends to stockholders, engage in share repurchases, and make capital expenditures, including development capital expenditures; and (ii) it provides an indicator to management to determine if adjustments to current spending decisions are needed.

Adjusted Free Cash Flow has material limitations as a liquidity measure, including: (i) it does not represent cash available for dividends, share repurchases, or discretionary expenditures since certain non-discretionary expenditures, including mandatory debt principal payments, are not reflected in this measure; (ii) the cash portion of non-recurring charges related to gain/loss on facility lease termination generally represent charges/gains that may significantly affect the Company’s liquidity; and (iii) the impact of timing of cash expenditures, including the timing of non-development capital expenditures, limits the usefulness of the measure for short-term comparisons.

The table below reconciles Adjusted Free Cash Flow from net cash provided by (used in) operating activities.

	Three Months Ended
(in thousands)	June 30, 2022	March 31, 2022	June 30, 2021
Net cash provided by (used in) operating activities	$11,577	$(23,255)	$3,410
Net cash provided by (used in) investing activities	(43,838)	(36,163)	1,561
Net cash provided by (used in) financing activities	(17,690)	(403)	(20,992)
Net increase (decrease) in cash, cash equivalents, and restricted cash	$(49,951)	$(59,821)	$(16,021)

Net cash provided by (used in) operating activities	$11,577	$(23,255)	$3,410
Distributions from unconsolidated ventures from cumulative share of net earnings	—	(561)	(5,355)
Changes in prepaid insurance premiums financed with notes payable	(5,377)	16,629	(4,200)
Changes in assets and liabilities for lessor capital expenditure reimbursements under operating leases	(3,367)	(1,490)	(7,943)
Non-development capital expenditures, net	(45,686)	(39,326)	(35,795)
Payment of financing lease obligations	(5,610)	(5,490)	(4,864)
Adjusted Free Cash Flow (6)	$(48,463)	$(53,493)	$(54,747)

(6)     Adjusted Free Cash Flow includes:
•$4.6 million, $0.8 million, and $0.4 million benefit for the three months ended June 30, 2022, March 31, 2022, and June 30, 2021, respectively, from government grants and credits received.
•$1.2 million, $1.8 million, and $14.3 million recoupment of accelerated/advanced Medicare payments for the three months ended June 30, 2022, March 31, 2022, and June 30, 2021 respectively.

Contact:
Kathy MacDonald
SVP Investor Relations
(615) 505-1968
Kathy.MacDonald@brookdale.com